EXHIBIT 99.1

10172 Linn Station Road Louisville, Kentucky 40223 (502) 426-4800
Contact: Gregory A. Wells, Executive Vice President and CFO	Date: June 12, 2008

FOR IMMEDIATE RELEASE

NTS Realty Holdings Limited Partnership Announces Agreements to Purchase Colonial Grand at Shelby Farms Multi-Family Property in Memphis, Tennessee

Louisville, KY (June 12, 2008) (AMEX: NLP) – NTS Realty Holdings Limited Partnership (the “Company”) announced today that after the close of business yesterday it entered into agreements (the “Agreements”) with Colonial Realty Limited Partnership, a Delaware limited partnership and Colonial Properties Services, Inc., an Alabama corporation, neither of which is affiliated with the Company (the “Seller”), to purchase a multifamily property located in Memphis, Tennessee known as Colonial Grand at Shelby Farms (“Shelby Farms”).

Shelby Farms is a 450-unit community offering apartments that feature large floor plans with gourmet kitchens, open breakfast bars, large luxury baths, washer/dryer rental connections, walk-in closets, nine-foot ceilings with crown molding and other custom home features. In addition, the property offers its residents access to a clubhouse with a resort-style pool, sundeck with outdoor cooking area, a fitness center, lighted tennis courts, a car care center, attached and unattached garages, and direct access to Shelby Farms Park, a 4,500 acre urban park with several lakes and hiking, biking and jogging trails. Some units are also equipped with gas log fireplaces, private patios/balconies and screened porches.

A spokesperson for the Company indicated that, subject to the terms and conditions of the Agreement, the Company has agreed to a purchase price of $41.0 million to acquire Shelby Farms. The purchasers have until June 26, 2008 to conduct general due diligence on the property. If the purchasers are satisfied with the results of their due diligence, they must close the Agreement by June 27, 2008.

The spokesperson also announced that the Company intends to satisfy the purchase price for Shelby Farms from the proceeds of a short-term mortgage loan from the Sellers secured by the Company’s interest in Shelby Farms, and from working capital. The Company intends to refinance the short-term loan from the Sellers within 30 to 90 days with a mortgage loan from an institutional lender.

Although the Company believes it will be able to complete the purchase of Shelby Farms, there can be no assurance that the Company will acquire this property on the terms and conditions described in this release or on any other terms and conditions.

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About NTS Realty Holdings Limited Partnership

The Company directly, or as a tenant in common with unaffiliated co-owners, currently owns twenty-one properties, comprised of eleven multifamily properties, seven office buildings and business centers and three retail properties. The properties are located in and around Louisville and Lexington, Kentucky, Nashville, Tennessee, Richmond, Virginia, Fort Lauderdale, Florida, Indianapolis, Indiana and Atlanta, Georgia. The Company’s limited partnership units are listed on the American Stock Exchange under the trading symbol “NLP.”

Safe Harbor Under the Private Securities Litigation Reform Act of 1995

This press release contains forward looking statements that can be identified by the use of words like “believe,” “expect,” “may,” “could,” “intend,” “project,” “estimate,” or “anticipate.” These forward looking statements, implicitly or explicitly, include assumptions underlying the statements and other information with respect to the Company’s beliefs, plans, objectives, goals, expectations, estimates, intentions, financial condition, results of operations, future performance and business, including its expectation of, and estimates with respect to, revenues, expenses, earnings, return of and on equity, return on assets, asset quality and other financial data and performance ratios. Although the Company believes that the expectations reflected in its forward looking statements are reasonable, these statements involve risks and uncertainties which are subject to change based on various important factors, some of which are beyond the Company’s control. Important factors that would cause actual results to differ materially from expectations are disclosed under “Risk Factors” and elsewhere in the Company’s most recent annual report on Form 10-K, which was filed on March 25, 2008, and registration statement on Form S-4, which became effective on October 27, 2004.

If one or more of the factors affecting forward looking information and statements proves incorrect, the Company’s actual results of operations, financial condition or prospects could differ materially from those expressed in, or implied by, the forward looking information and statements contained in this press release.

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